EXHIBIT 99.2

                         OAK TREE MEDICAL SYSTEMS, INC.
                       2500 Westchester Avenue, Suite 306
                               Purchase, NY 10577



FOR IMMEDIATE RELEASE                            CONTACT:
                                                 WILLIAM KEDERSHA, CEO
                                                 OAK TREE MEDICAL SYSTEMS, INC.
                                                 (914) 253-9494

PURCHASE, NEW YORK, February 27, 1997--Oak Tree Medical Systems, Inc. has announced that it intends to write-off, as of the close of its third fiscal quarter ending today, its investment in Accord Futronics, Inc., which has been valued on Oak Tree's balance sheet at $5,000,000. Oak Tree received its interest in Accord in June 1995, in exchange for the transfer to Accord of the shares of a subsidiary of the Company holding 50,000 tons of gold ore, with an appraised value of $5,000,000. The Company has determined to write-down the Accord interest because of the absence of current financial information for Accord and management's present inability to determine, after due investigation and inquiry, whether any value can be realized on the Accord interest.

Commenting on the write-off, William Kedersha, the Company's Chief Executive Officer, said: While prudent accounting practices require us at this time to remove the Accord interest from our balance sheet, we are not abandoning the asset. We intend to continue to pursue possibilities of realizing value on the Accord interest, although there can be no assurance that our efforts in this regard will be successful.

Oak Tree Medical Systems, Inc. owns or operates eight physical therapy clinics, and two hospital contracts, primarily in the New York metropolitan area.